UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☒
Securities Act Rule 802 (Exchange Offer)	☐
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)    ☐

Gas Natural SDG, S.A.

(Name of Subject Company)

Not Applicable

(Translation of Subject Company’s Name into English (if applicable))

Spain

(Jurisdiction of Subject Company’s Incorporation or Organization)

Gas Natural SDG, S.A.

(Name of Person(s) Furnishing Form)

New ordinary shares

(Title of Class of Subject Securities)

Not applicable

(CUSIP Number of Class of Securities (if applicable))

Carlos J. Álvarez

Gas Natural S/s DG, S.A.

Plaza de Gas, No. 1

08003 Barcelona

Spain

Telephone: +34 93 402 5891

(Name, Address (including zip code) and Telephone Number (including area code) of Person(s)

Authorized to Receive Notices and Communications on Behalf of Subject Company)

March 13, 2009

(Date Rights Offering Commenced)

PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents

Exhibit No.
Not applicable

Item 2. Informational Legends

Not applicable

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

Exhibit No.
99.1	Relevant Information (Hecho Relevante filed on March 31, 2009 by Gas Natural SDG, S.A. with the Spanish Comisión Nacional del Mercado de Valores regarding the termination of the additional subscription period (English transalation).

PART III - CONSENT TO SERVICE OF PROCESS

A written irrevocable consent and power of attorney on Form F-X was filed by Gas Natural SDG, S.A. with the Securities and Exchange Commission on March 16, 2009.

PART IV - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ CARLOS J. ÁLVAREZ
(Signature)

CARLOS J. ÁLVAREZ, Chief Financial Officer
(Name and Title)

April 1, 2009
(Date)